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                                                                   Exhibit 10.38

                               September 7, 2000

PERSONAL & CONFIDENTIAL
-----------------------

Mr. Gary Mittleman

Dear Gary:

     This letter agreement (the "Agreement") confirms the agreement that we have reached regarding the remainder of your employment and your separation from employment with Plug Power Inc. ("Plug Power").

     You acknowledge that Plug Power disputes your contention that you are owed any Termination Benefits under the Employment Agreement entered into by and between you and the Board of Directors of Plug Power (the "Board") dated
June 27, 1997 and its Amendment dated January 14, 1999 (together, the "Employment Agreement"). Notwithstanding this disagreement, to ensure that your relationship with Plug Power remains amicable and to avoid costly litigation, you and Plug Power agree to the terms below.

     By signing this Agreement, you are entering into this Agreement voluntarily. You understand that you are giving up your right to bring all possible legal claims against Plug Power, among others, claims relating to your employment and separation from employment. You understand that by entering into this Agreement, Plug Power is not admitting in any way that it violated any legal obligation that it owed to you or to any other person. To the contrary, Plug Power's willingness to enter into this Agreement demonstrates that it is continuing to deal with you fairly and in good faith.

     With those understandings and in exchange for the promises set forth below, you and Plug Power agree as follows:

     1.   Effective Date.
          --------------

     This Agreement shall be deemed to have been executed as of the date of your signature below (the "Execution Date"). The Agreement shall become effective on the eighth (8th) day following the Execution Date (the "Effective Date") unless you exercise your right to revoke in accordance with Section 14 below.
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Mr. Gary Mittleman
September 7, 2000
Page 2

     2.   Remainder of Your Employment.
          ----------------------------

          (a) You shall resign from all offices (including, but not limited to, your position as President and Chief Executive Officer) and your status as a director of Plug Power and any affiliate or subsidiary of Plug Power that you may hold effective as of August 23, 2000 (the "Transition Date").

          (b) Between the Transition Date and August 22, 2001, Plug Power shall continue to employ you as a consultant. Your duties and responsibilities as a consultant shall be assigned to you from time to time by the Board, subject to your reasonable availability, including, your schedule as determined by any subsequent employer.

          (c) You shall resign from your employment with Plug Power effective as of August 22, 2001 (the "Resignation Date").

          (d) Your employment under this Agreement may be terminated earlier than the Resignation Date for "cause" without further liability on the part of Plug Power. The following conduct by you shall constitute "cause" for such termination:

               (1) willfully and materially dishonest statements or acts with respect to Plug Power or any affiliate; or

               (2) failure to perform, to the reasonable satisfaction of the Board, any duty or responsibility under this Agreement; provided that, Plug Power shall provide you written notice of such failure to perform and allow you a reasonable opportunity to cure any such failure; or

               (3) breach of any obligation under this Agreement; provided that, Plug Power shall provide you written notice of such breach and allow you a reasonable opportunity to cure any such breach.

In the event that your employment terminates under this Section 2(d), the date of that termination shall be deemed the "Resignation Date" under this Agreement.

     3.   Payments and Benefits.
          ---------------------

          (a)  Salary Continuation.
               -------------------
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Mr. Gary Mittleman
September 7, 2000
Page 3

     Plug Power shall continue to pay you your current base salary until the Resignation Date. You shall not be eligible for any other compensation after the Transition Date. Notwithstanding the foregoing, any eligibility for Salary Continuation shall expire upon your death.

          (b)  Benefits.
               --------

     Until the Resignation Date, you shall continue to be eligible for those benefits provided by Plug Power to non-officer employees. Following the Resignation Date, to the extent that you are eligible for health benefits under COBRA and elect such benefit continuation, you shall be responsible for paying all health insurance premiums in full. Pursuant to applicable benefit plan terms and benefit practices, your eligibility to participate in all employee benefit plans and programs shall cease effective on the Resignation Date. Your rights to benefits, if any, are governed by the terms of those benefit plans and programs.

          (c)  Equity.
               ------

     Until the Resignation Date, options granted to you shall continue to vest, in accordance with the governing stock option plans and all of the terms of those plans shall continue to be in effect. Similarly, until the Resignation Date, you will make good faith efforts to sell your shares of Plug Power, including any sale of shares pursuant to the exercise of your stock options, in such a manner and at such times and in such volumes so as to minimize any disruption in the trading of Plug Power's shares and to minimize the adverse impact on the price of Plug Power's shares.

     4.   Tax Deductions and Reporting.
          ----------------------------

     Plug Power shall reduce payments made to you pursuant to this Agreement by those deductions and withholdings that it reasonably determines to be required for tax purposes and Plug Power shall make such tax-related reporting that it reasonably determines to be required with respect to payments pursuant to this Agreement.

     5.   General Release of Claims and Indemnification.
          ---------------------------------------------

          (a) Except for your rights and benefits under this Agreement, you voluntarily release and discharge Plug Power and its parent companies, affiliates, subsidiaries, predecessors, successors, and assigns, and the current and former officers, directors, shareholders, employees, attorneys and agents of each of the foregoing (any and all of which are referred to as the "Releasees") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or
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Mr. Gary Mittleman
September 7, 2000
Page 4

unknown, ("Claims"), which you have, claim to have, ever had, or ever claimed to have had against the Releasees. This general release of Claims includes, without implication of limitation, all Claims related to your employment with Plug Power, the change in your job title and duties to those of a consultant, the Employment Agreement, the compensation provided to you by Plug Power, and your resignation from employment with Plug Power effective as of August 22, 2001, or your activities on behalf of Plug Power, including, without implication of limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, and unlawful discrimination under federal, state, or local common law or any statute (including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C.
(S) 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et seq., and the Americans with Disabilities Act, 42 U.S.C. (S) 12101, et seq.). You also waive any Claim for monetary damages, reinstatement, severance pay, attorney's fees, or costs.

          (b) You agree that you will not hereafter pursue any individual claim against the Releasees by filing a lawsuit in any local, state or federal court or agency for or on account of anything which has occurred up as a result of your employment, including, your separation from employment, and you shall not seek reinstatement with, or damages of any nature, severance pay, attorney's fees, or costs from Plug Power in any forum; provided, however, that nothing in this general release shall be construed to bar or limit your rights to enforce your rights under this Agreement.

          (c) In accordance with Plug Power's applicable insurance policies and applicable law, Plug Power shall defend, indemnify, and hold you harmless from any and all damages and expenses with respect to suits, demands or proceedings arising out of events, occurrences, or conduct occurring in connection with your conduct as a director, officer, or employee of Plug Power so long as, with respect to the events which give rise to such suit or demand, you acted in good faith in the reasonable belief that your acts or omissions were in the best interest of Plug Power.

     6.   Confidentiality of Agreement.
          ----------------------------

     You agree that all matters relating to the existence and content of this Agreement, including, but not limited to, any and all discussions pertaining to the negotiation of this Agreement, are confidential. You agree not to disclose such matters to any person or entity not a party to this Agreement except to your (i) immediate family and Marilyn O'Hara, (ii) the Internal Revenue Service or any other taxing authority, or any court in connection with the determination of the tax consequences of this Agreement, and (iii) your legal counsel, financial advisors or tax advisors to the extent necessary for such counsel or advisors to render appropriate legal, financial or tax advice, but in cases
(i) and (iii) only if such individuals agree
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Mr. Gary Mittleman
September 7, 2000
Page 5

in advance to keep such matters confidential. Nothing in this Agreement shall prevent you from informing third parties that you are resigning voluntarily from your employment with Plug Power. You affirm and agree that through the Effective Date, you have not disclosed and will not disclose the existence or terms of this Agreement or of the negotiations leading to the Agreement to anyone except as permitted by (i) through (iii) above.

     7.   Cooperation.
          -----------

     You shall cooperate fully with Plug Power in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Plug Power which relate to events or occurrences that transpired while you were employed by Plug Power. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Plug Power at mutually convenient times. Similarly, you shall also cooperate fully with Plug Power in connection with any investigation or review by any federal, state or local agency or regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Plug Power. Plug Power shall make requests for such cooperation reasonably so as not to interfere with your search for or performance of your subsequent employment. Plug Power shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 7.

     8.   Non-Disparagement.
          -----------------

     You agree not to take any action or make any statement, written or oral, to anyone, including, but not limited to, any client or former client of Plug Power, any Plug Power employee, any federal, state, or local regulatory agency, or any Plug Power competitor, which disparages or criticizes Plug Power, its current or former officers, directors, shareholders, employees or agents, or its products, services, or its practices.

     9.   Non-Compete and Nonsolicitation Terms.
          -------------------------------------

          (a) Until the Resignation Date, you may pursue alternative employment, provided that you remain available to perform any reasonably requested duties as a consultant to Plug Power subject to your reasonable availability, including, your schedule as determined by a subsequent employer, and provided further that you will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business. "Competing Business" means any entity in the business of or planning to be in the business of providing,
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Mr. Gary Mittleman
September 7, 2000
Page 6

manufacturing, designing, selling, or marketing PEM fuel cells for any application or fuel reforming processing systems designed for automotive or distributed generating applications.

          (b) Until the Resignation Date and for two (2) years following the Resignation Date, you will refrain from directly or indirectly engaging in any or all of the following activities or, directly or indirectly, playing any role in supervising or directing others to engage in any or all of the following activities:

              (i) employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Plug Power; provided that your mere association alone, without active involvement by you, with an individual or entity that does engage in any such conduct shall not constitute a violation of this Paragraph; and

              (ii) soliciting or encouraging any Plug Power client or customer, with which you worked in your capacity as a Plug Power director, officer, or employee at any time, to engage any person or entity other than Plug Power to perform any service or provide any product previously performed or provided by Plug Power ("Restricted Services") or to terminate or otherwise modify adversely its business relationship with Plug Power; provided that you may solicit business from a Plug Power client or customer so long as it is not business associated with Restricted Services; or

              (iii) soliciting or encouraging any Plug Power customer to engage any person or entity other than Plug Power to perform any Restricted Services or to terminate or otherwise modify adversely its business relationship with Plug Power; provided that you may solicit business from a Plug Power client or customer so long as it is not business associated with Restricted Services.

          (c) You understand that these restrictions are intended to protect Plug Power's interest in its Confidential Information (as defined below) and employee and customer relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

Mr. Gary Mittleman
September 7, 2000
Page 7

     10.  Confidential Information.
          ------------------------

     You understand and agree that your employment has created and will continue to create a relationship of confidence and trust between you and Plug Power. Accordingly, you will keep in confidence and trust all Confidential Information, and will not use or disclose any such Confidential Information without the written consent of Plug Power, except as may be necessary in the ordinary course of performing your duties to Plug Power. As used in this Agreement, "Confidential Information" means information belonging to Plug Power which is of value to Plug Power in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Plug Power. Confidential Information includes, without limitation, customer information, information concerning Plug Power projects, technology, software, hardware, or processes; financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of Plug Power. Confidential Information includes information developed by you in the course of your employment by Plug Power, as well as other information to which you may have had access in connection with your employment. Confidential Information also includes the confidential information of customers and/or any others with which Plug Power has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties hereunder or actions by another person in violation of obligations or duties to Plug Power which are attributable in whole or in part to any action by you.

     11.  Remedies.
          --------

     In the event that you violate any of the provisions of this Agreement, Plug Power shall be entitled, if it so elects, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance by you of any part or parts of this Agreement and to enjoin you from any further violation, and may exercise such remedies cumulatively or in conjunction with such other remedies as may be available to Plug Power at law or in equity. You agree that it would be difficult to measure any damages to Plug Power which might result from any breach by you of the promises set forth in this Agreement and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any part or parts of this Agreement, Plug Power shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to Plug Power.
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Mr. Gary Mittleman
September 7, 2000
Page 8

     12.  Enforceability.
          --------------

     If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement shall remain unaffected, and each such portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     13.  Return of Documents.
          -------------------

     All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, that have come into your possession or been produced by you in connection with your employment ("Property") have been and remain the sole property of Plug Power. You shall return to Plug Power all Property.

     14.  Notices, Acknowledgments and Other Terms.
          ----------------------------------------

     You are advised to consult with an attorney before signing this Agreement.

     This Agreement, including, the Employment Agreement, the applicable Stock Option Plans, as amended, and agreements, and the Employee Patent and Confidential Information Agreement by and between you and Plug Power dated August 1, 1997, is the entire agreement between you and Plug Power regarding your separation from employment, and all previous agreements, or promises between you and Plug Power regarding the subject matter of this Agreement are superseded, null, and void. You agree that you have not relied on any statement or representation, written or oral, by anyone affiliated with Plug Power, concerning or related to the meaning of this Agreement.

     By signing this Agreement, you acknowledge that you are doing so voluntarily. You have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to me so that I receive it within twenty-one (21) days of your receipt of this Agreement, this Agreement will not be valid. In the event that you execute and return this Agreement within less than twenty-one
(21) days, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Plug Power acknowledges that for a period of seven (7) days from the date of the
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Mr. Gary Mittleman
September 7, 2000
Page 9

execution of this Agreement, you shall retain the right to revoke this Agreement by written notice received by the Chairman of Plug Power's Board before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period. The Effective Date of this Agreement shall be the date which is eight (8) days after the date of execution of this Agreement. You understand that if you violate any of the terms of this Agreement during the twenty-one (21) day consideration period or the seven (7) day revocation period, this offer shall become null and void.

     In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Plug Power. The laws of the State of New York shall govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws provisions of New York law. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included, except that if the General Release of Claims provision of this Agreement (Section 5) is found to be unenforceable, in whole or in part, this entire Agreement shall become null and void. This Agreement may be modified only by a written agreement signed by you and an authorized representative of Plug Power.

     If you agree to these terms, please sign and date below and return this Agreement to me within the time limitations set forth above.

                         Sincerely,

                         BOARD OF DIRECTORS of PLUG POWER INC.



                         By: /s/ George C. McNamee
                             _______________________________________
                             George C. McNamee


The foregoing is agreed to and accepted by:

/s/ Gary Mittleman
______________________________
Gary Mittleman

Date: September 11, 2000
      ________________________